Exhibit 23.02
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 for the registration of common stock pertaining to the 2000 Equity Incentive Plan and the 2000 Employee Stock Purchase Plan of Transmeta Corporation of our reports dated March 16, 2008, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which are included in Transmeta Corporation’s Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission.
/s/ Burr, Pilger & Mayer LLP
San Jose, California
July 24, 2008